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[LETTERHEAD OF PRICEWATERHOUSECOOPERS]
                                                                    EXHIBIT 16.2




November 22, 1999


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read the paragraph comprising Change in Independent Auditors included in the Form S-1 (Registration No. 333-89413) dated November 22, 1999, of Maxygen Inc. and are in agreement with the third through fifth sentences, as revised from the initial Form S-1 filing dated October 20, 1999, of the paragraph. We have no basis to agree or disagree with any other statements contained in that paragraph.


Very truly yours,


/s/ PricewaterhouseCoopers LLP